Stamps.com Investor Contact:	Press Contact:
Austin Rettig	Dena Cook
Director, Investor Relations	Zeno Group
(310) 482 - 5830	(310) 566 -2283
http://investor.stamps.com	dena.cook@zeno.com

STAMPS.COM REPORTS FIRST EVER PROFITABLE QUARTER

Year over Year Revenue Growth of 101%; EPS of $0.03

LOS ANGELES, Calif. - October 21, 2004 - Stamps.com™ (Nasdaq: STMP) today announced that third quarter net income was $0.7 million, or $0.03 per fully diluted share, in the first ever profitable quarter in the Company’s history. In addition, the Company announced that third quarter total revenue was $10.7 million, up 101% versus the same quarter last year — the highest quarterly year over year growth rate ever for the Company.

Additional third quarter 2004 financial results and highlights include the following:

•	Approximately 78 thousand sheets of PhotoStamps™ were shipped during the quarter, contributing $1.4 million in total revenue, and approximately $0.5 million in gross profit; incremental sales and marketing costs related to PhotoStamps were approximately $0.3 million for the quarter.

•	Excluding revenue from PhotoStamps, core PC Postage business total revenue was $9.3 million, up 75% versus the same quarter last year. Subscription revenue was $7.1 million and online store revenue was $1.4 million, up 61% and 67%, respectively, versus the third quarter of 2003. Insurance fees, licensing fees, and other revenue was an additional $0.8 million.

•	Total gross margin was 67%, an increase of 4% versus the second quarter of 2004. Gross margin for the core PC Postage business, excluding the impact from PhotoStamps, was approximately 72%.

“We are very pleased to reach profitability in the core PC Postage business ahead of expectations,” said president and CEO Ken McBride. “Core PC Postage quarterly revenue grew at the fastest year over year rate that we have ever experienced, and third quarter gross customer acquisition also reached the highest level we have seen in more than three years. The PhotoStamps business performed extremely well during the initial market test and we are working closely with the USPS during this evaluation period. We hope to gain more insight into the future of that program soon.”

Stamps.com reported net income of $0.7 million for the third quarter of 2004 compared to a net loss of $1.7 million in the third quarter of 2003 and a net loss of $2.3 million in the second quarter of 2004. On a per share basis, net income was $0.03 in the third quarter of 2004 based on fully diluted shares outstanding of 23.2 million. This compares to a net loss of $0.08 in the third quarter of 2003, based on shares outstanding of 22.0 million. During the third quarter, Stamps.com received a $1.4 million one-time settlement payment, recognized as other income, related to a legal settlement that was reached in the third quarter. The Company also recognized approximately $1.4 million in litigation expenses, related to the same legal settlement, as part of its third quarter general & administrative expense.

During the third quarter of 2004, Stamps.com received USPS authorization to proceed with a market test of PhotoStamps, a new form of postage that allows customers to include photographs, logos or graphics along with valid US postage. Stamps.com concluded the market test on September 30 with over 130,000 sheets, or 2.6 million individual PhotoStamps, ordered during the 7 1/2 week test. Approximately 78 thousand of the PhotoStamps sheets shipped during the fiscal third quarter, with the remainder expected to ship during the fiscal fourth quarter. Stamps.com recently submitted a formal re quest to the US Postal Service to continue testing the PhotoStamps service. That request is being considered during an evaluation period that is expected to take up to 90 days from the end of the market test on September 30.

For the fourth quarter of 2004, Stamps.com anticipates that revenue will be approximately $10.7 million, including $0.9 million in revenue from PhotoStamps that are expected to ship during the fourth quarter. Fourth quarter gross margin is expected to be in the high 60% range. Net income for the fourth quarter is anticipated to be approximately $0.03 per fully diluted share. For fiscal 2005, Stamps.com anticipates that revenue will be approximately $43.5 million and that total gross margin will be in the low 70% range. Net income for fiscal 2005 is anticipated to be $0.16 per fully diluted share. Current guidance for 2005 net income does not reflect the potential impact of the Company being required to expense stock-based compensation, other than in accordance with existing accounting standards.

The Stamps.com financial results conference call will be web cast today at 2:00 p.m. Eastern Time and may be accessed at investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same location.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com enables over 300,000 customers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company targets its services to small businesses and home offices, and currently has partnerships with companies including Microsoft, CompUSA, EarthLink, HP, NCR, Office Depot, Vendio and the U.S. Postal Service.

PhotoStamps is a Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image up load and order process to allow consumers, small businesses, and large businesses to order fully customized postage. Stamps.com received US Postal Service authorization to proceed with a market test of PhotoStamps, and Stamps.com completed that market test during the third quarter of 2004.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results that involve risks and uncertainties. Important factors, including the Company’s ability to complete and ship its products and obtain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by Stamps.com, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Stamps.com undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

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STAMPS.COM INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data: unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2004	2003	2004	2003
Net revenues	$10,673	$5,302	$26,414	$14,820
Cost of net revenues	3,482	2,207	9,399	5,735
Gross profit	7,191	3,095	17,015	9,085

Operating expenses:
Sales and marketing	3,337	1,738	9,068	3,875
Research and development	1,315	1,183	4,999	3,566
General and administrative	3,738	2,566	10,770	10,544
Restructuring and writedown charges	—	—	—	270
Total operating expenses	8,390	5,487	24,837	18,255

Loss from operations	(1,199)	(2,392)	(7,822)	(9,170)

Other income (loss):
Interest income	499	651	1,261	2,517
Other income	1,360	—	1,360	—
Loss on dispossal of assets	—	—	(987)	—
Total other income	1,859	651	1,634	2,517

Net income (loss)	$660	$(1,741)	$(6,188)	$(6,653)

Net income (loss) per share:
Basic	$.03	$(.08)	$(.28)	$(.30)
Diluted	$.03	$(.08)	$(.28)	$(.30)

Weighted average shares outstanding:
Basic	22,413	22,006	22,328	22,054
Diluted	23,237	22,006 *	22,328 *	22,054 *

* Common equivalent shares are excluded from the diluted earnings per share calculation as their effect is anti-dilutive.

CONDENSED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2004	2003
	(unuadited)
ASSETS
Current assets:
Cash and cash equivalents	$10,681	$24,526
Short-term investments	27,780	47,688
Restricted cash	554	3,722
Trade accounts receivable	1,313	948
Other accounts receivable	119	777
Other current assets	812	671
Total current assets	41,259	78,332

Property and equipment, net	3,048	4,213
Intangible assets, net	5,040	5,870
Long-term investments	46,184	86,838
Other assets	3,486	3,011
Total assets	$99,017	$178,264

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$5,487	$3,779
Total current liabilities	5,487	3,779

Stockholders' equity:
Common stock	45	45
Additional paid-in capital	600,970	676,568
Treasury Stock	(1,411)	(2,673)
Accumulated deficit	(505,567)	(499,379)
Unrealized loss on investments	(507)	(76)
Total stockholders' equity	93,530	174,485
Total liabilities and stockholders' equity	$99,017	$178,264